AMENDMENT NO. 3
TO THE WARRANT AGREEMENT
OF NETWORK 1 FINANCIAL GROUP, INC.

This Amendment, is effective as of the 8th day of April, 2010 by and among Network 1 Financial Group, Inc., formerly known as International Smart Sourcing, Inc. (the “Company”); Network 1 Financial Securities, Inc. (“Network 1 Financial” or “Representative”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) (collectively, the “Parties”).

BACKGROUND

WHEREAS, the Company, Representative, and Warrant Agent entered into a Warrant Agreement dated April 23, 1999, which agreement was subsequently amended on April 12, 2005 and December 4, 2006 (the “Warrant Agreement”), in connection with the sale of common stock purchase warrants (the “Warrants”) in the Company’s initial public offering of its common stock in 1999; and

WHEREAS, the Company previously determined that it was in its best interest to extend the expiration date for its Warrants from April 23, 2007 until April 23, 2010; and

WHEREAS, the Company has determined that it is in its best interest to further extend the expiration date for its Warrants by eighteen months, from April 23, 2010 until October 23, 2011; and

WHEREAS, the Company desires to amend the Warrant Agreement pursuant to Section 19 thereof and has determined that such amendment will not materially adversely affect the interests of the holders of the Warrants;

NOW, THEREFORE, the Parties hereto agree as follows:

1.  Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Warrant Agreement except to the extent modified below.

2.  Section 2(b) of the Warrant Agreement is hereby amended to read in its entirety as follows:

“(b)  Each Warrant shall entitle the registered holder thereof to purchase 5.1546378 shares of Common Stock at a purchase price of $1.03092756 (as adjusted as hereinafter provided, the “Exercise Price”), at any time during the ten-year period (the “Exercise Period”) commencing on April 23, 2000 (the one year anniversary of the date the Securities and Exchange Commission declared the Company’s registration statement on Form SB-2 (File No. 333-48701) (the “Registration Statement”) therein registering the Warrants and shares of Common Stock, including shares of Common Stock issuable upon the exercise of the Warrants, to be effective (the “Effective Date”)) and expiring at 5:00 p.m. New York City time, on October 23, 2011 (the “Expiration Date”).  The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, all as hereinafter provided.  The Warrants shall be executed in compliance with applicable state law on behalf of the Company by the manual or facsimile signature of the present or any future Chairman of the Board or Vice Chairman, Chief Executive Officer, President or Vice President of the Company, and attested to by the manual or facsimile signature of the present or any future Secretary, Treasurer, or Assistant Secretary or Assistant Treasurer of the Company, and shall have imprinted thereon a facsimile of the Company’s seal.”

3.  Except as specifically amended above, the terms and conditions of the Agreement are hereby ratified and confirmed and remain in full force and effect.

4.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered on the date first above written.

NETWORK 1 FINANCIAL GROUP, INC.

By:	/s/ Richard W. Hunt
Name:	Richard W. Hunt
Title:	Chief Executive Officer, Vice-President and Chairman

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael G. Mullings
Name:	Michael G. Mullings

NETWORK 1 FINANCIAL SECURITIES, INC.

By:	/s/ Damon Testaverde
Name:	Damon Testaverde
Title:	Senior Vice President